Exhibit 99.B(d)(66)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
MetLife Investment Management, LLC

As of June 26, 2018, as amended September 11, 2019 and
April 15, 2024

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Core Fixed Income Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		MetLife Investment Management, LLC

By:	/s/ James Smigiel	By:	/s/ Jude Driscoll

Name:	James Smigiel	Name:	Jude Driscoll

Title:	Chief Investment Officer	Title:	Authorized Signatory

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